As filed with the Securities and Exchange Commission on May 14, 2026

Registration Statement File No. 333-274126

Registration Statement File No. 333-266669

Registration Statement File No. 333-248228

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CSG SYSTEMS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-0783182
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

169 Inverness Dr W, Ste 300

Englewood, CO 80112

(Address of Principal Executive Offices) (Zip Code)

CSG Systems International, Inc. Amended and Restated 2005 Stock Incentive Plan

Third Amended and Restated 1996 Employee Stock Purchase Plan

(Full Title of the Plans)

Rasmani Bhattacharya

Chief Legal Officer

CSG SYSTEMS INTERNATIONAL, INC.

169 Inverness Dr W, Ste 300

Englewood CO, 80112

(303) 200-2000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Denny Kwon

Freshfields US LLP

One Bush Street, 17th Floor

San Francisco, CA 94104

(415) 400-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Effective May 14, 2026, CSG Systems International, Inc. (the “Registrant”), has been acquired by NEC Corporation, a company incorporated under the laws of Japan (“Parent”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 29, 2025, by and among the Registrant, Parent, and Canvas Transaction Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). On the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent. The Merger became effective on May 14, 2026, upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Registrant has terminated all offerings and sales of the Registrant’s securities under the below-listed Registration Statements on Form S-8 (the “Registration Statements”), which were previously filed with the Securities and Exchange Commission (the “SEC”). Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statements to deregister any and all securities registered but unsold or otherwise unissued thereunder (note that the common stock numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.

Registration Statement on Form S-8 (Registration No. 333-274126), filed with the SEC on August 21, 2023, registering the offer and sale of 2,900,000 shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), under the CSG Systems International, Inc. Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”).

2.

Registration Statement on Form S-8 (Registration No. 333-266669), filed with the SEC on August 8, 2022, registering the offer and sale of 1,150,000 shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), under the Third Amended and Restated 1996 Employee Stock Purchase Plan (the “1996 Purchase Plan”).

3.

Registration Statement on Form S-8 (Registration No. 333-248228), filed with the SEC on August 21, 2020, registering the offer and sale of 3,600,000 shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), under the 2005 Plan.

The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statements. This Post-Effective Amendment is being filed in accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on May 14, 2026.

CSG SYSTEMS INTERNATIONAL, INC.
(Registrant)

By:	/s/ Rasmani Bhattacharya
Name:	Rasmani Bhattacharya
Title:	Chief Legal Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.